EXHIBIT 15


                  AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS



MidAmerican Energy Company
Des Moines, Iowa

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited consolidated interim financial information of MidAmerican Energy Company and subsidiaries for the three-month and nine-month and twelve-month periods ended September 30, 1999 as indicated in our report dated October 25, 1999; because we did not perform an audit, we expressed no opinion on that information.


We are aware that our report referred to above, which is included in your Quarterly report on Form 10-Q for the quarter ended September 30, 1999, is incorporated by reference in Registration Statement No. 333-15387 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered part of a Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.




DELOITTE & TOUCHE LLP

Des Moines, Iowa
November 12, 1999